Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated June 20, 2011, except for the revision described in Note 2 as to which the date is August 16, 2011, relating to the financial statements of Lyondell Chemical Company (Successor) and our report dated June 20, 2011, except for the revision described in Note 2 as to which the date is August 16, 2011, relating to the financial statements of Lyondell Chemical Company (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
August 16, 2011